Exhibit 99.1

XO Group Reports Third Quarter 2015 Financial Results

- Third quarter earnings per diluted share were $0.11

- Total revenue excluding merchandise operations increased 10.6% year-over-year

- Conference Call Tuesday, November 3rd, at 4:30 p.m. ET, Dial-In (877) 201-0168 (ID# 44930458)

NEW YORK, Nov. 3, 2015 /PRNewswire/ -- XO Group Inc. (the "Company") (NYSE: XOXO, xogroupinc.com), the premier consumer internet and media company dedicated to guiding people through transformative life stages - from getting married, moving in together and having a baby - today reported financial results for the three months ended September 30, 2015.

Total revenue for the third quarter of 2015 was $34.7 million, down 3.2% compared to the same period in the prior year.  Excluding revenue from the Merchandise operations, a business that was exited during the first quarter of 2015, third quarter revenue increased 10.6% compared to the prior year. Net income for the quarter was $2.9 million or $0.11 per diluted share compared to earnings per share of $0.08 in the prior year quarter. The Company's balance sheet at September 30, 2015 reflects cash and cash equivalents of $86.3 million compared to $85.6 million at June 30, 2015 and $90.0 million at December 31, 2014. During the third quarter of 2015, the Company made investments in the amount of $2.5 million.

"The team delivered strong quarterly results for our online advertising and transactional businesses, while continuing to execute opportunities that will unlock value for our couples, local wedding professionals, advertising partners and shareholders," said Mike Steib, Chief Executive Officer. "I am also excited to welcome GigMasters to the XO Group family."

"During the quarter, we continued to make progress on our investment goals, while managing to a responsible profitability level. These results are encouraging as we continue to invest in our company in order to drive long-term shareholder value," said Gillian Munson, Chief Financial Officer.

Long-Term Financial Targets

The Company is reiterating its long-term financial targets of double digit revenue growth rates, gross margins of approximately 90-95%, and operating expense growth below revenue growth rates, yielding adjusted EBITDA margins of at least 20%. The Company is also reiterating that is does not expect to meet these targets in 2015.

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in Thousands, Except for Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenue:
National online advertising	$8,669	$7,326	$25,219	$21,777
Local online advertising	16,369	14,796	48,460	43,745
Online advertising	25,038	22,122	73,679	65,522
Registry and commerce	4,809	3,430	11,266	8,387
Merchandise	-	4,473	878	12,902
Publishing and other	4,859	5,833	17,675	19,797
Total net revenue	34,706	35,858	103,498	106,608
Cost of revenue:
Online advertising	683	365	1,588	1,337
Merchandise	-	2,833	881	8,106
Publishing and other	1,367	1,663	5,082	5,920
Total cost of revenue	2,050	4,861	7,551	15,363
Gross profit	32,656	30,997	95,947	91,245
Operating expenses:
Product and content development	9,901	8,569	29,300	26,274
Sales and marketing	10,679	10,842	31,683	32,606
General and administrative	5,955	5,389	18,116	18,778
Depreciation and amortization	1,361	1,868	4,027	5,393
Total operating expenses	27,896	26,668	83,126	83,051
Income from operations	4,760	4,329	12,821	8,194
Loss in equity interests	(173)	(68)	(209)	(243)
Interest and other (expense) income, net	(3)	57	(51)	55
Income before income taxes	4,584	4,318	12,561	8,006
Income tax expense	1,718	2,234	4,939	3,551
Net income	$2,866	$2,084	$7,622	$4,455

Net income per share:
Basic	$0.11	$0.08	$0.30	$0.18
Diluted	$0.11	$0.08	$0.30	$0.17
Weighted average number of shares used in calculating net earnings per share:
Basic	25,136	25,351	25,161	25,159
Diluted	25,449	25,670	25,537	25,547

XO GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands, Except for Per Share Data)
(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$86,318	$89,955
Accounts receivable, net	20,084	15,785
Deferred tax assets, net	3,052	3,052
Prepaid expenses and other current assets	3,807	4,696
Total current assets	113,261	113,488
Long-term restricted cash	2,599	2,600
Property and equipment, net	13,791	15,125
Goodwill and intangibles, net	43,435	43,558
Deferred tax assets, net	12,123	13,110
Investments	7,792	5,501
Other assets	73	200
Total assets	$193,074	$193,582
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,618	$12,463
Deferred revenue	15,319	16,236
Total current liabilities	26,937	28,699
Deferred rent	4,674	5,167
Other liabilities	1,218	1,790
Total liabilities	32,829	35,656
Stockholders' equity:
Preferred stock
Common stock	264	267
Additional paid-in-capital	172,184	171,951
Accumulated other comprehensive income	-	35
Accumulated deficit	(12,203)	(14,327)
Total stockholders' equity	160,245	157,926
Total liabilities and stockholders' equity	$193,074	$193,582

XO GROUP INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in Thousands, Except for Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income	$2,866	$2,084	$7,622	$4,455
Income tax expense	1,718	2,234	4,939	3,551
Depreciation and amortization	1,361	1,868	4,027	5,393
Stock-based compensation expense	1,135	1,449	4,252	4,447
Exit of merchandise operations(a)	-	-	434	-
Interest and other expense
(income), net	3	(57)	51	(55)
Loss in equity interests	173	68	209	243
Severance charges(b)	-	-	-	1,354
Foreign VAT, interest and penalties(c)	-	(592)	-	(592)
Adjusted EBITDA	$7,256	$7,054	$21,534	$18,796
Depreciation and amortization	(1,361)	(1,868)	(4,027)	(5,393)
Stock-based compensation expense	(1,135)	(1,449)	(4,252)	(4,447)
Loss in equity interests	(173)	(68)	(209)	(243)
Interest and other (expense) income, net	(3)	57	(51)	55
Adjusted income before income taxes	4,584	3,726	12,995	8,768
Adjusted income tax expense(d)	1,718	1,423	5,110	3,349
Adjusted net income	$2,866	$2,303	$7,885	$5,419

Adjusted net income per share, diluted	$0.11	$0.09	$0.31	$0.21
Diluted weighted average number of shared outstanding	25,449	25,670	25,537	25,547

Net cash provided by operating activities	$4,114	$7,675	$11,559	$11,553
Less: capital expenditures	(741)	(1,329)	(2,777)	(3,973)
Free cash flow	$3,373	$6,346	$8,782	$7,580

(a)	Costs impacting comparability included in operating expenses in the condensed consolidated statements of operations for the year ended September 30, 2015 included costs related to the closure of our merchandise operations in Redding, CA of (i) severance of approximately $0.2 million recorded in general and administrative and (ii) rent acceleration and other closure costs of $0.2 million recorded in sales and marketing.

(b)	Costs impacting comparability included in operating expenses in the condensed consolidated statements of operations for the year ended September 30, 2014 include severance of approximately $1.4 million, representing (i) severance charges for certain executive officers and (ii) severance charges for the employees in our Los Angeles office ($0.1 million in product and content development, $0.5 million in sales and marketing and $0.8 million in general and administrative).

(c)	Included in general and administrative expenses on the condensed consolidated statements of operations for the three and nine months ended September 30, 2014 include a favorable adjustment for foreign value-added tax ("VAT"), interest and penalties of $0.6 million.

(d)	Adjusted income tax expense was calculated using the annual effective tax rate of 37.5% and 38.2% for three months ended September 30, 2015 and 2014, respectively, and 39.3% and 38.2% for the nine months ended September 30, 2015 and 2014, respectively.

XO GROUP INC.
SUPPLEMENTAL DATA TABLES (UNAUDITED)

Local advertising metrics (excluding Two Bright Lights)

	Q3 2015	Q3 2014
Vendor Count	25,034	24,304
Retention Rate(a)	75%	77%
Avg. Revenue/Vendor(b)	$2,582	$2,517

(a) Calculated on a trailing twelve-month basis. Previously disclosed as churn rate. Retention rate calculated as one less churn rate.
(b) Calculated on a trailing twelve-month basis.

Stock Based Compensation

The Company included total stock-based compensation expense related to all its stock awards in various operating expense categories for the three and nine months ended September 30, 2015 and 2014, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
		(In Thousands)
Product and content development	$174	$382	$1,271	$1,451
Sales and marketing	289	338	1,012	1,065
General and administrative	672	729	1,969	1,931
Total stock-based compensation	$1,135	$1,449	$4,252	$4,447

Conference Call and Replay Information

XO Group Inc. will host a conference call with investors at 4:30 p.m. ET on Tuesday, November 3, 2015, to discuss its third quarter 2015 financial results. Participants should dial (877) 201-0168 and use Conference ID# 44930458 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the internet on the Investor Relations section of the Company's website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group's website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company's website approximately two hours after the conference call ends.

About XO Group Inc.

XO Group Inc.'s (NYSE: XOXO; xogroupinc.com) mission is to help people navigate and enjoy life's biggest moments, together. Our family of multi-platform brands guide people through transformative lifestages, from getting married to moving in together and having a baby. Our brands include The Knot, the number one wedding planning resource, The Bump, a leading pregnancy and parenting brand, and The Nest, the hip guide to all things home for new couples. The Company is publicly listed on the New York Stock Exchange and is headquartered in New York City.

Forward Looking Statements

This release may contain projections or other forward-looking statements regarding future events or our future financial performance or estimates regarding third parties. These statements are only estimates or predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the estimates, projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites, mobile and other digital properties may fail to generate sufficient revenue to survive over the long term, (ii) we incurred losses for many years following our inception and may incur losses in the future, (iii) we may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) efforts to launch new or upgrading existing technology and features may not generate significant new revenue or may reduce revenue from existing services, (v) we may be unable to develop solutions that generate revenue from advertising and other services delivered to mobile phones and wireless devices, (vi) the significant fluctuation to which our quarterly revenue and operating results are subject, (vii) the seasonality of the wedding industry, (viii) our operations are dependent on Internet search engine rankings, and our ability to influence those rankings is limited, (ix) the dependence of our registry and commerce services business on third parties, (x) increased competition in our markets could reduce our market share and (xi) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Non-GAAP Financial Measures

This press release includes information about certain financial measures that are not prepared in accordance with generally accepted accounting principles in the United States  ("GAAP" or "U.S. GAAP"), including adjusted EBITDA, adjusted net income, adjusted net income per diluted share and free cash flow. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.  Our use of these terms may vary from the use of similarly-titled measures by others in our industry due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation.

Management defines its non-GAAP financial measures as follows:

•	Adjusted EBITDA represents GAAP net income (loss) adjusted to exclude, if applicable: (1) income tax expense, (2) depreciation and amortization, (3) stock-based compensation expense, (4) asset impairment charges, (5) loss in equity interests, (6) interest and other income (expense), net and (7) other items affecting comparability during the period.
•	Adjusted net income represents GAAP net income, adjusted for items that impact comparability, which may include: (1) asset impairment charges, (2) executive separation and other severance charges, (3) non-recurring foreign taxes, interest and penalties and (4) costs related to exit activities.
•	Adjusted net income per diluted share represents adjusted net income (as defined above), divided by the diluted weighted-average number of shares outstanding for the period.
•	Free cash flow represents GAAP net cash provided by operations, less capital expenditures.

Management believes that these non-GAAP financial measures, when viewed with our results under U.S. GAAP and the accompanying reconciliations, provide useful information about our period-over-period growth and provide additional information that is useful for evaluating our operating performance. However, adjusted EBITDA, adjusted net income, adjusted net income per diluted share and free cash flow are not measures of financial performance under U.S. GAAP and, accordingly, should not be considered substitutes for or superior to net income (loss) and net income (loss) per diluted share and net cash provided by operating activities as indicators of operating performance.

A reconciliation of GAAP to Non-GAAP financial measures is included in this press release.

Contact:

Ivan Marmolejos
Director, Investor Relations
(212) 219-8555 x1004
IR@xogrp.com